Chief Executive Officer Employment Contract

September 1, 2011

Between:

IGEN Networks Corp. – (IGEN: OTCBB)

And

Neil G. Chan
1075 St. David Street
Victoria, BC Canada
V8S 4Y7
(hereby "Executive")

Pursuant to our discussions, please accept this as our Employment Agreement ("Agreement") – Chief Executive Officer and Company Director with Igen Networks Corp. on a full-time basis effective as of September 1, 2011 ("Effective Date") on the terms below.

Recitals: WHEREAS IGEN would like to retain the services of a CEO and Company Director, and WHEREAS the Executive accepts the full time position of CEO and Company Director, subject to the terms and conditions outlined within this document. THEREFORE THIS AGREEMENT WITNESSES in consideration of the above, both parties hereby agree to the following:

1. Position. The Executive will take on the position of Chief Executive Officer. The Executive will also take on an intermediate position of Company Director, of which privileges, rights and obligations shall be defined and regulated through the IGEN Board Bylaws.

2. Remuneration:
(a) $60,000 CDN per annum disbursed on bi-weekly basis - salary adjustment to be approved by the IGEN Board of Directors. Upon approval by the Board of Directors and on behalf of the Executive, disbursements will be made to Chandev Consultants Inc.
(b) Performance Bonuses to be assessed along with remuneration subject to approval by Board of Directors.
(c) Executive will receive 1,500,000 stock options to purchase common shares at an exercise price no greater than $.30 per share or at maximum discount allowed by the OTC Exchange. The stock options will vest at 500,000 stock options per year - all stock options for this grant will be fully vested within 3 years. Term for exercising stock options will be five years(expiration date) from date of grant.
(d) Medical and Dental Benefits when available to company employees.

3. Expenses: The Company to cover all business related travel expenses and as well transportation and accommodation costs associated with your business commute from Victoria.

4. Term. 3 years from the date of this Agreement, extended at the mutual agreement of both the Executive and the Board of Directors. Either IGEN or the Executive may end this Agreement with 2 weeks written notice prior to the end of the term, in which case all remuneration and un-vested share options will terminate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 1st day of September, 2011

Neil G. Chan

Igen Networks Corp.

By:
Monty Ormsby
Chief Executive Officer